Exhibit 99.1

Welltower Announces Addition of Kathryn Sullivan to Board of Directors

TOLEDO, Ohio, Feb 12, 2019 /PRNewswire/ — Welltower Inc (NYSE: WELL) announced today the appointment of Kathryn M. Sullivan, CPA to its Board of Directors. The Company also announced the retirement of Judith Pelham and Geoffrey Meyers from the Board.

“Kathryn is a respected health care executive with an in-depth understanding of the U.S. health system,” said Jeff Donahue, Welltower’s Board Chair. “Her functional depth and breadth of experience with the country’s largest payers will be of tremendous value to our Board.”

Kathryn M. Sullivan joins Welltower’s Board of Directors with a strong record of leadership at multibillion-dollar health insurance companies and over 35 years of financial expertise in highly regulated and matrixed environments. She served as Chief Executive Officer of UnitedHealthcare Employer & Individual, Local Markets from 2015 to 2018 and Chief Executive Officer of UnitedHealthcare, Central Region from 2008 to 2015. Prior to her tenure at UnitedHealthcare, she was Senior Vice President and Chief Financial Officer of the Blue Cross Blue Shield Association. She spent 22 years at Blue Cross and Blue Shield of Louisiana, where she held numerous leadership positions including President and Chief Executive Officer, Executive Vice President, Chief Financial Officer and Chief Operations Officer. Ms. Sullivan holds a bachelor’s degree in business administration cum laude from Northeast Louisiana University and an MBA from Louisiana State University.

“I am very excited to bring my extensive health plan payer expertise to Welltower’s innovative approach to delivering efficient, lower cost sites of care across the health care continuum, particularly in view of the aging of our nation’s population,” said Sullivan. “I am energized by the tremendous opportunity for Welltower and its partners to drive the transformation of care across its national and global platform.”

Judith Pelham and Geoffrey Meyers will retire from the Board of Directors in May, and therefore will not stand for re-election. Ms. Pelham is the President Emeritus of Trinity Health and joined the Welltower Board in 2012. Mr. Meyers formerly served as Chief Financial Officer, Executive Vice President and Treasurer of HCR ManorCare, Inc. and joined the Welltower Board in 2014.

“Judy and Geof leave the Welltower Board with my deep appreciation for their responsible guidance and sound stewardship,” said Tom DeRosa, Welltower CEO. “At the same time, I am delighted to welcome Kathryn whose leadership roles at the largest and most progressive health insurers, as well as her extensive service on both public and private company boards, will be a most valued complement to our diverse and capable group of Directors.”

About Welltower

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower®, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

SOURCE Welltower Inc.

Tim McHugh, Phone: (646) 677-8743